Exhibit 10.38

VERTEX PHARMACEUTICALS INCORPORATED
130 WAVERLY STREET • CAMBRIDGE, MA 02139-4242
TEL. 617.444.6100 • FAX 617.444.7117
http://www.vrtx.com

December 14, 2011

BY HAND

Mr. Matthew W. Emmens

P.O. Box 67506

Chestnut Hill, MA  02467

Re:          Employment Transition Terms

Dear Matt:

On behalf of the Board of Directors, I would like to thank you for your years of service and many contributions to Vertex Pharmaceuticals Incorporated (the “Company”).  During your tenure as the Company’s President, Chief Executive Officer and Chairman, you have overseen the evolution of the Company to a profitable commercial enterprise and left many positive and lasting impressions on those who have worked for and with you.  Your years of service have left Vertex even better positioned to deliver transformational medicines to patients.

Your employment by the Company as its President, Chief Executive Officer and Chairman is governed by the terms of an Agreement dated February 5, 2009 (the “Employment Agreement”).  The Employment Agreement expires on May 22, 2012.  After discussions in which the Company offered to extend the term of the Employment Agreement (until at least February 22, 2013) you have decided to allow the Employment Agreement to expire on May 22, 2012, and to end your employment with the Company on that date.  While we are saddened by your decision to leave the Company’s employ at the end of your employment term, we appreciate your ongoing commitment to a smooth transition as the Company’s new Chief Executive Officer begins his tenure. The purpose of this letter agreement is to provide the terms of that transition.  As you know, the Company has offered employment to Dr. Jeffrey Leiden to assume the positions of President and Chief Executive Officer, and to assume chairmanship of the Board of Directors after the Company’s 2012 Annual Meeting.  This letter agreement outlines the terms and conditions applicable to the expiration of the Employment Agreement and transition of your duties as President and Chief Executive Officer to Dr. Leiden.

1.                                       You will continue to serve as President and Chief Executive Officer of the Company pursuant to the terms of the Employment Agreement until February 1, 2012.  Effective February 1, 2012, to facilitate Dr. Leiden’s transition, you will resign as the Company’s President and Chief Executive Officer, remaining Chairman in an executive capacity.

2.                                       You will continue to be employed as Executive Chairman through expiration of the Employment Agreement on May 22, 2012 and continue to serve as Chairman of the Board of the Company through the date of the Company’s 2012 Annual Shareholders’ Meeting, and you agree that it shall not be a breach of the Employment Agreement for the Board to elect Dr. Leiden to serve as Chairman of the Board at its meeting held on that date.  Upon expiration of the Employment Agreement, you will resign from any other positions, offices and directorships that you may hold for any of the Company’s Immediate Affiliates under Section 3(a) of the Employment Agreement.

3.                                       Although the Employment Agreement provided for your resignation as a member of the Company’s Board of Directors upon expiration of the employment term, we are pleased that you have agreed to continue to serve your current three-year term as a director of the Company pursuant to your election by the Company’s shareholders at the 2011 Annual Shareholders’ Meeting.  The Company would like to defer those provisions of  Section 3(a) of the Employment Agreement that require you to resign as a director unless and until the Board deems it in the Company’s best interests.  You agree that in such instance you will tender your resignation if requested.

4.                                       Because the Employment Agreement is terminating on the Expiration Date and your employment with the Company will not continue beyond the Expiration Date, you will neither receive any severance under Section 5 of the Employment Agreement nor any accelerated vesting of the Option under Section 4(c)(iv) of the Employment Agreement.

5.                                       Listed on Schedule A to this letter agreement are your awards currently outstanding under the Stock and Option Plan that remain subject to vesting requirements (the “Outstanding Equity Awards”).  Schedule A will be amended to list any additional awards granted to you under the Stock and Option Plan following the date of this letter agreement.  Pursuant to the terms of the Stock and Option Plan, while you continue to serve as a director of the Company, the Outstanding Equity Awards will continue to vest in accordance with the terms of each award.  If the Board requests that you resign as a director prior to the end of your current term pursuant to Section 3 of this letter agreement, the Outstanding Equity Awards will continue to vest in accordance with the terms of each award through the normal expiration of your term as a director in 2014 and thereafter will remain exercisable for a period of ninety (90) calendar days.  If you cease to be a director for any other reason, your Outstanding Equity Awards will cease to vest immediately and thereafter be exercisable in accordance with the terms of each Outstanding Equity Award and the Stock and Option Plan.

6.                                       In accordance with Section 6(c) of the Employment Agreement, the Employee Agreement shall remain in full force and effect in accordance with its terms.

7.                                       This letter agreement is intended to clarify the transition of your employment in connection with the expiration of the Employment Agreement.  Accordingly, the terms of this letter agreement shall be deemed to amend or modify the terms of the Employment Agreement and in the event of any conflict between this letter agreement and the Employment Agreement, this letter agreement will control.  Except as expressly amended or modified by this letter agreement, the terms of the Employment Agreement shall remain in full force and effect.

8.                                       Unless defined in this letter agreement, capitalized terms in this letter agreement shall have the meaning ascribed to them in the Employment Agreement.

9.                                       This letter agreement may be amended and modified only by a written instrument signed by you and an expressly authorized representative of the Board.

10.                                 This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of The Commonwealth of Massachusetts, without regard to its conflict of laws principles.

Please sign below and return a copy of this letter to the Company to accept the terms and conditions of this letter agreement.

Very truly yours,

/s/ Elain Ullian

Elaine Ullian, Chair
Corporate Governance & Nominating Committee

Accepted and Agreed as of
December 14, 2011

/s/ Matthew W. Emmens
Matthew W. Emmens

SCHEDULE A

RSA AWARDS

Grant Date	Granted	Vested	Unvested
2/5/2009	134,129	0	134,129
2/4/2010	47,201	23,601	23,600
2/3/2011	47,201	0	47,201

STOCK OPTIONS

Grant Date	Price	Vested	Unvested	Outstanding
2/5/2009	$33.550000	377,437	171,563	549,000
2/4/2010	$39.050000	154,875	199,125	354,000
7/14/2010	$33.820000	36,875	81,125	118,000
2/3/2011	$38.800000	44,250	191,750	236,000
7/13/2011	$51.750000	7,375	110,625	118,000